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                                                                  EXHIBIT 99(d)


                                      PRESS
                                      RELEASE

                                      CONTACT: Terry Baxter
                                      (603) 640-2229

                        WHITE MOUNTAINS FINALIZES EQUITY
                       COMMITMENTS FOR ITS PURCHASE OF CGU

HAMILTON, Bermuda, October 19, 2000 - White Mountains announced today that, in connection with the financing of its pending purchase of CGU, the U.S. property and casualty operations of CGNU plc, it has finalized the terms for an aggregate of $702.5 million of equity commitments from outside investors, including previously disclosed commitments. White Mountains no longer expects to finance the acquisition of CGU by issuing common equity of its newly formed subsidiary that will purchase CGU and, as a result, CGU will be a wholly-owned subsidiary of White Mountains following the transaction. The revised equity financing structure is described below.

A small group of private investors have committed to purchase $402.5 million of a newly-issued class of nonvoting convertible preference shares of White Mountains. The preference shares will bear a dividend of 1% per year and will be automatically converted (at a conversion price of $200 per share) into an aggregate of 2,012,500 common shares of White Mountains upon approval of the conversion by the shareholders of White Mountains at the 2001 Annual Meeting or a subsequent meeting. John J. Byrne, the Chairman of White Mountains, has agreed to vote all shares held by him in favor of approval of the conversion. If shareholder approval has not been obtained prior to March 31, 2003, each holder of convertible preference shares will thereafter have the right to require White Mountains to repurchase such holder's shares on an "as-converted" basis at the then-current price per White Mountains' common share. White Mountains expects to sell up to an additional $47.5 million of the convertible preference shares to management and certain other investors.

Berkshire Hathaway Inc. has committed to invest a total of $300 million in White Mountains and its newly formed subsidiary that will purchase CGU. Berkshire Hathaway will receive $300 million of cumulative preferred stock of the newly formed subsidiary. The preferred stock will pay a dividend of 2.35475% per quarter and will be mandatorily redeemable after seven years. In addition, Berkshire Hathaway will receive warrants to purchase a total of 1,714,285 common shares of White Mountains at an exercise price of $175 per share. This represents


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CORPORATE HEADQUARTERS:               EXECUTIVE OFFICES:
WHITE MOUNTAINS INSURANCE GROUP, LTD. WHITE MOUNTAINS INSURANCE GROUP, LTD.
12 CHURCH STREET, SUITE 322           80 SOUTH MAIN STREET, HANOVER,  NH   03755
HAMILTON,  HM 11   BERMUDA            PH:  603-643-1567   *   FAX:  603-643-4562
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approximately 17.8% of White Mountains' common shares after giving effect to the conversion of the convertible preference shares. Of the total warrants to be received by Berkshire Hathaway, warrants to purchase 1,170,000 common shares will be immediately exercisable and warrants to purchase 544,285 common shares will become exercisable upon approval by the shareholders of White Mountains. Shareholder approval will be sought at the same time as approval of the conversion of the White Mountains preference shares is sought. If shareholder approval has not been obtained prior to March 31, 2003, Berkshire Hathaway will thereafter have the right to require White Mountains to repurchase the warrants at a price per common share equal to the then-current market price per White Mountains' common share less $175. All warrants will have a term of seven years although White Mountains will have the right to call the warrants for $60 million in cash from and after the fourth anniversary of their issuance.

White Mountains made its Form A filing relating to the purchase of CGU with the Massachusetts Division of Insurance on October 17, 2000, and expects to make Form A filings in other required jurisdictions shortly.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company's web site located at WWW.WHITEMOUNTAINS.COM. CGU, headquartered in Boston, is currently the 16th largest property & casualty insurer in the U.S. and is represented by 6,200 independent agents and brokers. CGU operates in all 50 states through a network of 43 branch offices.

                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by White Mountains. These factors include: (i) competitive forces, including the conduct of other property and casualty insurers and reinsurers,
(ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients, (iii) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting White Mountains' financial position, (iv) loss reserves established by White Mountains subsequently proving to have been inadequate, and (v) the failure of White Mountains to complete the purchase of CGU, or, if White Mountains completes the purchase, its failure to enhance White Mountains' business. White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by White Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

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CORPORATE HEADQUARTERS:               EXECUTIVE OFFICES:
WHITE MOUNTAINS INSURANCE GROUP, LTD. WHITE MOUNTAINS INSURANCE GROUP, LTD.
12 CHURCH STREET, SUITE 322           80 SOUTH MAIN STREET, HANOVER,  NH   03755
HAMILTON,  HM 11   BERMUDA            PH:  603-643-1567   *   FAX:  603-643-4562